SCHEDULE 14A
                    Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934 (Amendment No. __)


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[  ]     Definitive Proxy Statement
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[  ]     Soliciting Material Pursuant to Section 240.14a-12

                               VISX, Incorporated

                (Name of Registrant as Specified In Its Charter)

        Carl C. Icahn, Barberry Corp. and High River Limited Partnership


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     On May 15, 2003,  Carl C. Icahn issued a press release  attached  hereto as
Exhibit A and is mailing it out to VISX shareholders.

                                                                       Exhibit A

                                                          FOR IMMEDIATE RELEASE
Contact:  Susan Gordon
          212-702-4309

       ICAHN CONTINUES TO URGE VISX SHAREHOLDERS TO VOTE FOR KEITH MEISTER

New York, New York. May 15, 2003. Having reviewed the recently issued report by Institutional Shareholder Services (ISS) regarding VISX, Inc., Carl C. Icahn made the following observations:

While I am disappointed with the ultimate decision of Institutional Shareholder Services not to recommend a vote for Mr. Meister to the VISX board, I was gratified to learn from the report by ISS that VISX has now indicated to ISS that "at its next board meeting, it will submit a proposal to amend its poison pill to include a permanent chewable provision. The provision will require the company, in the event of a bonafide offer, to either redeem the pill or put it to a shareholder vote within 120 days of such an offer". ISS noted that "a chewable feature allow[s] shareholders to redeem the pill in the event of a takeover offer". Although the actual text of the proposal is not currently available, I believe that such a provision, if properly implemented, will benefit all shareholders and will be a great step forward at VISX.

Nonetheless, I continue to believe that VISX shareholders would be benefited by having Mr. Meister on the Board. Mr. Meister, a Harvard graduate, has had significant investment banking and business experience. Currently, he serves in the capacity of senior investment analyst with one of my affiliates. Mr. Meister would be the only shareholder nominee on the VISX Board. While VISX seems intent on resisting this, I believe that shareholders will find that having Mr. Meister on the Board will be a benefit to shareholders and their interests.

I was not surprised to read in the ISS report that "[t]he initial grant of 800,000 options to Ms. Davila does appear excessive." While long time VISX shareholders have suffered declines in the value of their VISX stock over the past few years, Ms. Davila has had the benefit of substantial option grants. As is reflected in the Company's proxy statement, as of December 31, 2002, options and rights to purchase a total of 8,377,957 shares of VISX stock (approximately 14% of the Company on a fully diluted basis) were outstanding under the Company's equity compensation plans. For the years 2000, 2001 and 2002, Elizabeth Davila and the four other most highly compensated executive officers of VISX were granted options to purchase 1,895,000 shares of VISX stock (approximately 3.2% of the Company on a fully diluted basis). Ms. Davila alone was granted options to purchase 1,350,000 shares during that 3-year period. And this doesn't even take into account the options granted to Board members during that 3-year period. Time has not been so kind to VISX shareholders. During the same 3-year period, VISX stock has gone from closing at $52.09 per share on January 3, 2000 to closing at $9.58 per share on December 31, 2002. I believe that having Mr. Meister on the VISX Board, where he would have the opportunity to react to compensation awards to management, would benefit all shareholders.

VISX has indicated that, although not certain, it expects to receive FDA approval of CustomVue [TM] in the second quarter of 2003. Indeed, in its April 18, 2003 letter to shareholders, the Company stated its belief that "CustomVue [TM] will provide us with an extraordinary opportunity to gain incremental revenue and profit from VISX procedures as well as reinvigorate demand for laser correction". I believe that the



"extraordinary opportunity" to gain incremental profit will be viewed as a tantalizing opportunity for the right kind of buyer. The most likely buyers, in my opinion, should be large companies in the healthcare industry with significant expertise in consumer oriented marketing and the capital resources necessary to grow the market for laser vision correction and thereby achieve even further increases to incremental operating profit. I do not believe that VISX alone, without combining with a larger, more well capitalized company, can take advantage of these markets. I believe that Mr. Meister will be a strong advocate for the interest of shareholders with respect to any proposal for a strategic alternative or any other matters coming before the Board. In my opinion, without Mr. Meister on the Board, an important catalyst for such a transaction would be gone. I also continue to believe that individuals nominated by shareholders are likely to be more independent of management and therefore be in a better position to represent the interests of shareholders.

I urge VISX shareholders to vote for Mr. Meister.

NOTE: Permission to use quotations from ISS report neither sought nor obtained.

SHAREHOLDERS OF VISX ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT FILED BY MR. ICAHN'S AFFILIATES IN CONNECTION WITH THEIR SOLICITATION OF PROXIES FROM VISX SHAREHOLDERS. Shareholders of VISX and other interested parties may obtain, free of charge, copies of the Definitive Proxy Statement and any other documents filed by Mr. Icahn and his affiliates with the SEC, at the SEC's Internet website at www.sec.gov. The Definitive Proxy Statement was also mailed to shareholders.